[LETTERHEAD OF MOORE & VAN ALLEN]


                                                                 Exhibit 5
                                                                 ---------

                                February 12, 1998



The Thaxton Group, Inc.
1524 Pageland Highway
Post Office Box 1069
Lancaster, South Carolina 29721

Attention:  Kenneth H. James

     RE:  Registration Statement on Form SB-2/File No.333-42623

Gentlemen:

We refer to the above-referenced Registration Statement, as amended (the "Registration Statement"), under the Securities Act of 1933, as amended, filed by The Thaxton Group, Inc., a South Carolina corporation (the "Company"), with the Securities and Exchange Commission, relating to up to $50,000,000 in aggregate principal amount of the Company's Subordinated Term Notes Due 1, 6, 12, 36 and 60 Months and Subordinated Daily Notes (collectively, the "Notes"). The Notes will be issued under an Indenture by and between the Company and The Bank of New York, as Trustee, the form of which is included as Exhibit 4.1 to the Registration Statement (the "Indenture"). The Notes will be sold at a price equal to 100% of their respective principal amounts primarily by officers, directors and employees of the Company and certain of its subsidiaries without the payment of commissions or other selling compensation. In addition, some Notes may be sold by Maxwell Investments, Inc. as a selling agent without the payment of commissions or other selling compensation.

We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and public officials and other documents as we have deemed relevant and necessary as the basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents as originals, the confirmity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based upon our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, we are of the opinion that, upon the adoption of Board Resolutions as contemplated by the Indenture and the execution and delivery of the Indenture by



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The Thaxton Group, Inc.
February 12, 1998
Page 2



the Company and the Trustee, the Notes will be duly authorized and will be validly issued and binding obligations of the Company, enforceable in accordance with their terms (except as enforcement thereof may be limited by bankruptcy, insolvency or other laws affecting the enforcements of creditors' rights generally) when issued in accordance with the Indenture and paid for as summarized above and in the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related Prospecuts.


                                             Very truly yours,
                                             /s/ Moore & Van Allen, PLLC
                                             MOORE & VAN ALLEN, PLLC